Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS SECOND QUARTER RESULTS;

UPDATES FULL YEAR 2013 SALES AND EARNINGS OUTLOOK

Second Quarter 2013 Highlights:

•	Consolidated net sales decreased 3 percent to $280.5 million, compared with second quarter 2012 net sales of $290.4 million.

•	Net loss totaled $7.1 million, or $(0.21) per diluted share, compared with second quarter 2012 net loss of $7.9 million, or $(0.23) per diluted share.

•	The board of directors approved a quarterly dividend of $0.22 per share, payable on August 29, 2013 to shareholders of record on August 15, 2013.

Updated Full Year 2013 Outlook:

•	Consolidated net sales expected to decline up to 2.5 percent.

•

Operating margin is expected to be approximately 6.8 percent, including restructuring charges and the effects of pre-operating costs and deferral of income related to the previously announced plan to transition to a joint venture in China commencing January 1, 2014. Operating margin is expected to be approximately 7.6 percent excluding the effects of those items.

PORTLAND, Ore. — July 25, 2013 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the active outdoor apparel and footwear industries, today announced net sales of $280.5 million for the quarter ended June 30, 2013, a 3 percent decrease compared with net sales of $290.4 million for the same period in 2012, including a 1 percentage point negative effect from changes in currency exchange rates.

Second quarter net loss improved 10 percent to $7.1 million, or $(0.21) per diluted share, compared with net loss of $7.9 million, or $(0.23) per diluted share, for the same period in 2012.

Tim Boyle, Columbia’s president and chief executive officer, commented, “During the second quarter, we successfully launched our Omni-Freeze® Zero and Cool.Q® Zero active cooling technology. Sell-through of our spring season products improved as our marketing programs drove consumer awareness and warm weather arrived in key markets. Operationally, we improved our inventory flow and continued to demonstrate focused expense management.”

Boyle continued, “We also recently announced three important additions to our senior leadership team, bringing on seasoned veterans to refine and expand our global direct-to-consumer business, reenergize our North American wholesale business, and to lead our new China joint venture expected to commence in January, 2014. Each of these areas is of strategic importance in our efforts to achieve renewed sales growth from our portfolio of brands and improve profitability over the long term.”

Second Quarter Results

(All comparisons are between second quarter 2013 and second quarter 2012, unless otherwise noted.)

The second quarter is the company’s smallest revenue quarter, historically accounting for approximately 15 percent of annual net sales. As a result, regional, category and brand net sales results often produce large percentage variances in relation to the prior year’s comparable period due to the small base of comparison and shifts in the timing of shipments.

Net sales in the U.S. increased $7.7 million, or 6 percent, to $139.8 million; Latin America/Asia Pacific (LAAP) region net sales decreased $2.9 million, or 3 percent, to $81.2 million, including a 5 percentage point negative effect from changes in currency exchange rates; Europe/Middle East/Africa (EMEA) region net sales declined $16.9 million, or 24 percent, to $53.1 million, including a less-than-1-percent negative effect from changes in currency exchanges rates; net sales in Canada, increased $2.2 million, or 52 percent, to $6.4 million, including a 6 percentage point negative effect from changes in currency exchanges rates. (See “Geographical Net Sales” table below.)

Apparel, Accessories & Equipment net sales decreased $5.2 million, or 2 percent, to $235.7 million. Footwear net sales of $44.8 million were down $4.7 million, or 9 percent. (See “Categorical Net Sales” table below.)

Columbia brand net sales decreased $8.2 million, or 3 percent, to $252.5 million, and Mountain Hardwear net sales declined $1.2 million, or 5 percent, to $22.5 million. (See “Brand Net Sales” table below.)

Balance Sheet

The company ended the second quarter with $430.6 million in cash and short-term investments, compared with $228.5 million at June 30, 2012. Approximately 43 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventories totaled $423.8 million at June 30, 2013, a reduction of $99.3 million, or 19 percent, compared with $523.1 million at June 30, 2012. Reduced inventory purchases, primarily reflecting the planned later receipt of Fall inventory to be more aligned with delivery dates requested by wholesale customers, and lower Fall 2013 advance wholesale orders, combined with lower end-of-season Spring inventory, accounted for the vast majority of the favorable decline.

Updated Full Year 2013 Financial Outlook

The company expects 2013 net sales to decline up to 2.5 percent compared to 2012, including an approximate 2 percentage point negative effect of anticipated changes in foreign currency exchange rates.

Full year 2013 gross margin is expected to improve by up to 10 basis points compared to 2012, including the effect of deferring approximately $2.3 million of gross profit into 2014 as a result of the previously announced plan to transition to a joint venture in China, effective January 1, 2014, from the current independent distributor arrangement.

Full year 2013 selling, general and administrative expenses are expected to increase approximately 1.5 percent, including approximately $3.5 million in pre-operating expenses related to the China joint venture and pre-tax restructuring charges of approximately $4.8 million, resulting in approximately 140 basis points of SG&A expense deleverage.

Full year 2013 licensing income is expected to be comparable to 2012, including the effect of deferring approximately $3.9 million of licensing income into 2014 in conjunction with the transition to the China joint venture.

As a result, full year 2013 operating margin is expected to be approximately 6.8 percent. Full year 2013 operating margin is expected to be approximately 7.6 percent if the following items are excluded: the anticipated $4.8 million in restructuring charges, the deferral of approximately $2.3 million of gross profit and $3.9 million of licensing income into 2014 and pre-operating costs of approximately $3.5 million related to the China joint venture.

The company is modeling a full year effective tax rate of 26 percent; however, the actual rate could differ, perhaps significantly, based on the status of tax uncertainties, the geographic mix of pre-tax income, as well as other discrete events that may occur during the year.

Third Quarter 2013 Financial Outlook

The company expects third quarter net sales to decline up to 6.5 percent compared with the third quarter of 2012, driven by lower wholesale sales in the U.S. and Europe, due primarily to a slight shift in customers’ requested delivery dates and lower advance orders, and lower sales to LAAP distributors, due primarily to import restrictions and currency constraints in key South American distributor markets and the transition to a new distributor in Australia. These declines are expected to be partially offset by a timing shift of shipments of EMEA distributors’ Fall 2013 advance orders, and increased direct-to-consumer sales in North America.

An expected decline in third quarter gross margin of approximately 100 basis points and an anticipated 3 percent increase in SG&A expense, partially offset by increased license income, are expected to result in third quarter operating margin contraction of approximately 310 to 320 basis points compared with the third quarter of 2012. Excluding a total of approximately $1.6 million of anticipated pre-operating costs and deferral of gross profit and licensing income related to the China joint venture, third quarter 2013 operating margin is expected to contract approximately 280 to 290 basis points.

The company’s annual net sales are weighted more heavily toward the second half of the fiscal year, while operating expenses are more equally distributed, resulting in a highly seasonal profitability pattern weighted toward the second half.

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps significantly.

A more detailed version of the company’s financial outlook can be found in the “CFO Commentary on Second Quarter 2013 Financial Results and 2013 Outlook”, available beginning at approximately 4:15pm EDT today on the company’s investor relations website: http://investor.columbia.com/results.cfm.

Dividend

The board of directors authorized a third quarter dividend of $0.22 per share, payable on August 29, 2013 to shareholders of record on August 15, 2013.

CFO’s Second Quarter Financial Commentary Available Online

At approximately 4:15 p.m. EDT today, a commentary by Tom Cusick, senior vice president and chief financial officer, reviewing the company’s second quarter 2013 financial results and third quarter and full year 2013 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, July 25, 2013 at 5:00 p.m. EDT to review its second quarter financial results and full year 2013 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until July 25, 2014.

Third Quarter 2013 Reporting Schedule

Columbia Sportswear plans to report financial results for third quarter 2013 on Thursday, October 24, 2013 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s third quarter financial results and full year 2013 financial outlook will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in approximately 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, Montrail® and OutDry®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.montrail.com and www.outdry.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, effects of changes in foreign currency exchange rates, licensing income, product innovations, joint venture results, tax rates, and cost containment measures in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; our ability to effectively and timely implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or disruptions to our business; the operations of our computer systems and third party computer systems; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,
	2013	2012
Current Assets:
Cash and cash equivalents	$340,428	$193,245
Short-term investments	90,181	35,266
Accounts receivable, net	180,937	203,157
Inventories, net	423,765	523,078
Deferred income taxes	47,884	52,180
Prepaid expenses and other current assets	47,074	45,446

Total current assets	1,130,269	1,052,372

Property, plant and equipment, net	273,016	253,009
Intangibles and other non-current assets	73,749	80,714

Total assets	$1,477,034	$1,386,095

Current Liabilities:
Accounts payable	$185,984	$196,478
Accrued liabilities	84,878	84,242
Income taxes payable	3,895	5,020
Deferred income taxes	18	941

Total current liabilities	274,775	286,681

Other long-term liabilities	42,803	40,696
Shareholders’ equity	1,151,631	1,058,718
Noncontrolling interest	7,825	—

Total liabilities and equity	$1,477,034	$1,386,095

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$280,495	$290,357	$628,802	$623,498
Cost of sales	160,211	172,489	355,214	357,694

Gross profit	120,284	117,868	273,588	265,804
	42.9%	40.6%	43.5%	42.6%

Selling, general, and administrative expenses	131,935	133,171	274,838	277,727
Net licensing income	1,654	4,555	3,981	6,530

Income (loss) from operations	(9,997)	(10,748)	2,731	(5,393)

Interest income, net	215	191	347	438
Other nonoperating expense	(473)	—	(1,103)	—

Income (loss) before income tax	(10,255)	(10,557)	1,975	(4,955)

Income tax benefit	2,925	2,656	797	952

Net income (loss)	(7,330)	(7,901)	2,772	(4,003)
Net loss attributable to noncontrolling interest	(253)	—	(253)	—

Net income (loss) attributable to Columbia Sportswear Company	$(7,077)	$(7,901)	$3,025	$(4,003)

Earnings (loss) per share:
Basic	$(0.21)	$(0.23)	$0.09	$(0.12)
Diluted	(0.21)	(0.23)	0.09	(0.12)
Weighted average shares outstanding:
Basic	34,353	33,780	34,260	33,743
Diluted	34,353	33,780	34,561	33,743

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$2,772	$(4,003)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,891	21,044
Loss on disposal or impairment of property, plant and equipment	299	186
Deferred income taxes	3,185	777
Stock-based compensation	4,282	4,303
Excess tax benefit from employee stock plans	(925)	(270)
Changes in operating assets and liabilities:
Accounts receivable	153,383	147,995
Inventories	(60,449)	(160,057)
Prepaid expenses and other current assets	(8,446)	(9,287)
Other assets	116	(89)
Accounts payable and accrued liabilities	19,928	25,949
Income taxes payable	1,017	(9,681)
Other liabilities	650	1,832

Net cash provided by operating activities	135,703	18,699

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of short-term investments	(44,849)	(32,313)
Capital expenditures	(31,502)	(21,400)
Proceeds from sale of property, plant, and equipment	45	—

Net cash used in investing activities	(76,306)	(53,713)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	4,075	8,304
Repayments on credit facilities	(4,231)	(8,304)
Proceeds from issuance of common stock under employee stock plans	11,050	4,199
Tax payments related to restricted stock unit issuances	(2,019)	(1,197)
Excess tax benefit from employee stock plans	925	270
Repurchases of common stock	—	(206)
Capital contribution from noncontrolling interest	8,000	—
Cash dividends paid	(15,081)	(14,849)

Net cash provided by (used in) financing activities	2,719	(11,783)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(12,469)	(992)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	49,647	(47,789)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	290,781	241,034

CASH AND CASH EQUIVALENTS, END OF PERIOD	$340,428	$193,245

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$3,885	$1,972

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change

Geographical Net Sales:
United States	$139.8	$132.1	6%	$340.3	$325.1	5%
Latin America & Asia Pacific	81.2	84.1	(3)%	164.3	160.9	2%
Europe, Middle East, & Africa	53.1	70.0	(24)%	94.0	108.1	(13)%
Canada	6.4	4.2	52%	30.2	29.4	3%

Total	$280.5	$290.4	(3)%	$628.8	$623.5	1%

Categorical Net Sales:
Apparel, Accessories and Equipment	$235.7	$240.9	(2)%	$530.0	$525.2	1%
Footwear	44.8	49.5	(9)%	98.8	98.3	1%

Total	$280.5	$290.4	(3)%	$628.8	$623.5	1%

Brand Net Sales:
Columbia	$252.5	$260.7	(3)%	$553.6	$553.8	—
Mountain Hardwear	22.5	23.7	(5)%	54.6	54.4	—
Sorel	2.9	2.9	—	15.3	9.3	65%
Other	2.6	3.1	(16)%	5.3	6.0	(12)%

Total	$280.5	$290.4	(3)%	$628.8	$623.5	1%

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